  Exhibit 10.24

SEPARATION AGREEMENT AND MUTUAL RELEASES

THIS SEPARATION AGREEMENT (“Agreement”) is entered into effective this 1st day of February, 2002, by and between John E. Lee (“Employee”) and BioSante Pharmaceuticals, Inc. (“Employer”) (collectively referred to as the “Parties”), to resolve all issues related to or arising out of Employee’s former full-time employment with Employer and Employee’s September 28, 2001 separation.  In consideration of the mutual covenants contained herein, the sufficiency of which the Parties acknowledge, the Parties agree as follows:

1.  Separation Date.  Employee’s last day of full-time employment with Employer was September 28, 2001.

2.  Payments at Separation.  On September 28, 2001, Employer tendered to Employee: (a) a check in the amount of $7,083.33, less normal tax withholding, that was for Employee’s regular salary through September 28, 2001; and (b) a check in the amount of $4,740.93, less normal tax withholding, that was the equivalent of Employee’s accrued but unused vacation through September 28, 2001.  On October 7, 2001, Employer tendered to Employee: (a) a check in the amount of $14,166.66 less, normal tax withholding, pursuant to Section V(C) of Employee’s Employment Agreement dated August 1, 2000 (the “Employment Agreement”); (b) a check in the amount of $170,000.00 less normal tax withholding, pursuant to Section V(C)2)(i) of the Employment Agreement; and (c) a check in the amount of $402.83 as reimbursement for Employee’s out-of-pocket expenses through September 28, 2001.

3.  Settlement Amount.  In consideration for the agreements and releases by the Employee set forth below, including Employee’s agreement to provide marketing liason services to Employer as more fully described below, Employer agrees that within five business days after the revocation period described in Paragraph 18, below, with no revocation of this Agreement by Employee, Employer will provide Employee with the following (which Employee acknowledges is more than Employee would receive if Employee did not sign this Agreement):  (a) $12,000 per month, subject to normal tax withholding, for a period of eight months commencing February 1, 2002 (or as soon thereafter as possible based upon Employee’s acceptance of this Agreement and the expiration of the revocation period described in Paragraph 19, below) through and including September 1, 2002.  Said payments shall be made by payroll check on the 15th and last day of each month and mailed to Employee on or before those dates; (b) a check in the amount of $3,937.50 which is equivalent to the net amount of Employer’s 2001 matching 401(k) contribution for Employee; and (c) a check in the amount of $1,731.84  to “gross up”  Employee’s moving expenses.   Employer shall make its payments to Employee under paragraphs 3(b) and (c) no later than ten (10) days after Employee signs and delivers this Agreement to Employer’s counsel.  If Lee dies or becomes disabled prior to September 30, 2002, any remaining salary payments due under this Agreement shall be paid (in a lump sum, less applicable tax withholding) to any person or persons designated by Lee in writing, or if he fails to make such designation, to Lee’s estate.

4.  Continuation of Benefits.  Employee, pursuant to Sections V(C )(2)(ii) and (iii) of the Employment Agreement, shall be allowed to participate, at the Company’s expense, in Employer’s health, dental disability insurance and term life insurance programs until the earlier of September 28, 2002 or Employee becoming eligible to participate in another employer’s corresponding health and disability plans.  In the event Employer’s insurance company refuses to allow Employee’s continued participation in said plans, Employer agrees, in consultation with

Employee, to provide Employee with the most comparable coverage available in the marketplace, at Employer’s sole expense.  Employee acknowledges that Employee’s participation in and entitlement to any and all other compensation, fringe benefits, employee benefit plans and stock option plans of Employer ceased as of Employee’s separation date except that Employee’s ability to exercise his 500,000 vested options of Employee’s common stock shall be extended until November 30, 2003.

5.  Employee’s Obligation to Provide Services.  Employee agrees that from the date of execution of this Agreement through and including September 30, 2002, Employee will make himself available to perform marketing liaison services for Employer.  These services may include, but are not limited to, follow-up at Employer’s request with any third party with which Employee had contact, on Employer’s behalf, prior to September 28, 2001, (subject to his availability and reasonable notice of need from Employer), but in any event shall not exceed a maximum of 20 hours per month, unless mutually agreed upon in writing by Employer and Employee.  Employer shall also reimburse Employee for all expenses reasonably incurred in the performance of his Employer-designated activities during the period he performs these services.  The scheduling and scope of such services, and the time required to perform such services, must be reasonable, and cannot unreasonably interfere with Employee’s other employment or business activities.  Employer agrees and acknowledges that Employee may accept full or part-time time employment with another employer and/or engage in any other business activities at any time, and there shall be no restrictions on such activities.  Except as otherwise specifically provided herein, such employment shall not affect, reduce or terminate Employer’s obligations under this Agreement or Employee’s rights under this Agreement, including without limitation, Employer’s obligations to timely make the payments as provided in Paragraph 3, above.

6.     Releases.

A.            Except for Employee’s breach of this Agreement, to the maximum extent permitted by applicable law, Employer and Employer’s Releasees RELEASE AND FOREVER DISCHARGE Employee and Employee’s agents, immediate family members, attorneys, including, but not limited to, Bankhead Nesthus & Scalone LLP, employees, representatives, trustees, administrators, fiduciaries, heirs, successors and assigns (Employee and all of the foregoing being hereinafter collectively referred to as the “Employee’s Releasees”), of and from, and does hereby WAIVE any and all rights, contracts, torts, claims, damages, actions, causes of action, and suits, whether or not now known, suspected, or claimed, which it ever had, now has or claims, or might hereafter have or claim against Employee’s Releasees, and each of them, based upon, arising out of, or relating to, directly or indirectly, any matter or thing occurring, in whole or in part, from the beginning of the world through the date hereof, including, without limitation, any and all rights, claims, or causes of action which Employer has, had, or may have against Employee’s Releasees, and each of them, relating directly or indirectly to Employee’s employment with Employer and the cessation of this employment as of the date of this Agreement.  Further, Employer agrees to fully defend and indemnify Employee as a former officer of BioSante, as required by Illinois law, including, but not limited to, in the event that Employee is named in any claim arising from or relating to Employer’s alleged wrongful taking or use of proprietary material of any third party or arising out of the alleged illegal or tortious conduct of any of Employer’s employees or agents, provided that Employer’s obligations to indemnify and defend as described in this Section 6A do not apply to any illegal or intentionally tortious conduct by Employee that is found not to have arisen within the scope of Employee’s duties or from Employee’s obedience to Employer’s direction.  Consistent with the foregoing, if Employee is found to have engaged in any illegal or intentionally tortious conduct that is found not to have arisen within the scope of Employee’s duties or from obedience to Employer’s direction, Employee shall reimburse Employer for any and all sums expended by Employer to indemnify or defend Employee.

                                Employer REPRESENTS AND WARRANTS that that Employer and/or Employer’s Releasees are the sole owner of all of the claims against Employee released under this Section 6A, and that it has not heretofore assigned or transferred to any person or entity any of the matters released under this Section 6A.  Except for purposes of enforcement of this Agreement, Employer covenants not to sue or file any claims against Employee’s Releasees, or any of them, for any of the matters released under this Section 6A.

B.            Except for Employer’s breach of this Agreement and Employer’s obligations to defend and indemnify Employee and as provided in Section 6A, to the maximum extent permitted by applicable law, Employee and Employee’s Releasees RELEASE AND FOREVER DISCHARGE Employer and any of its affiliated businesses, partners, and joint ventures, and its/their predecessors, successors, heirs and assigns, and its/their past, present and future directors, shareholders, officers, including, but not limited to, Stephen Simes, Phillip Donenberg, Leah Lehman and Victor Morgenstern, agents, attorneys, including, but not limited to, Ungaretti & Harris, employees, representatives, trustees, administrators, and fiduciaries, jointly and severally, in their individual, fiduciary and corporate capacity (Employer and all of the foregoing being hereinafter referred to as the “Employer’s Releasees”) of and from, and does hereby WAIVE, any and all rights, contracts, torts, claims, damages, actions, causes of action, and suits, whether or not now known, suspected or claimed, which Employee ever had, now has or claims, or might hereafter have or claim against Employer’s Releasees, and each of them, based upon, arising out of, or relating to, directly or indirectly, any matter or thing occurring, in whole or in part, from the beginning of the world through the date hereof, including, without limitation, any and all rights, claims, or causes of action which Employee has, had or may have against Employer’s Releasees, and each of them, relating directly or indirectly to Employee’s employment with Employer and the cessation of this employment as of the date of this Agreement.

Without limiting the foregoing terms, this Agreement specifically includes and extinguishes all claims for age discrimination, sex discrimination or discrimination on any other basis; any and all wage claims; breach of contract; wrongful discharge; detrimental reliance; retaliatory discharge; infliction of emotional distress; any other tort; and any and all claims Employee or Employee’s Releasees have arising from any alleged violation by or on behalf of the Released Parties, of any federal, state or local constitution, statute, regulation, ordinance, order, public policy or common law, including, but not limited to, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Right Act of 1991, the Americans With Disabilities Act 42 U.S.C.§ 1981, and any other similar Illinois law prohibiting employment discrimination.

Employee REPRESENTS AND WARRANTS that Employee is the sole owner of all of the claims against Employer released under this Section 6B and that Employee has not heretofore assigned, transferred or reconveyed to any person or entity any of the matters released under this Section 6B.  Except for purposes of enforcement of this Agreement, Employee covenants not to sue or file any claims against Employer’s Releasees, or any of them, for any of the matters released under this Section 6B.

7.  Confidentiality of Agreement.  Except as may be specifically required by law, neither party shall disclose, publish, indicate, or communicate any term or provision of this Agreement to any person or entity other than such party’s spouse, attorney, or (solely to the extent necessary to allow preparation of such party’s tax returns) accountant/financial advisor.  Prior to any such disclosure, the disclosing party will inform each such person to whom disclosure is to be made that the terms of this Agreement are confidential and secure the agreement of each such person to maintain the confidentiality of all terms of this Agreement.  If Employee is specifically required by law to disclose any of the terms or provisions of this Agreement, Employee will if not prohibited by law, before making any such disclosure, provide prompt written notice to BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Suite 280, Lincolnshire, Illinois 60069, Attention:  Phillip Donenberg, in which Employee shall describe the reason for, and the scope, nature, and timing of, any such legally required disclosure.  If Employer is specifically required by law to disclose any of the terms or provisions of this Agreement, Employer will if not prohibited by law, before making any such disclosure, provide prompt written notice to John E. Lee, 1857 Cardinal Lane, Long Grove, Illinois 60047, in which Employer shall describe the reason for, and the scope, nature, and timing of, any such legally required disclosure.  By signing below, each party confirms that he/it has honored the terms of this paragraph through the date on which each party signed this Agreement.

8.  No Encouragement of Claims.  Neither party will encourage any person to file a lawsuit, claim, or complaint against any of the Released Parties.  Neither party will assist any person who has filed a lawsuit, claim, or complaint against any of the Released Parties unless such party is required to render such assistance pursuant to a lawful subpoena or other legal obligation.

9.  Return of Property.  Employee agrees that Employee has or will return to Employer all of its property that is in Employee’s possession or control, including, without limitation, any disc, including all copies, containing information from any third-party obtained during Employee’s employment with Employer, all keys, computer hardware, materials, papers, books, files, documents, records, policies, customer information and lists, sales and marketing information, data base information and lists, mailing lists, notes, computer software and programs, data, and any other property or information, that Employee may have relating to Employer, its customers, employees, policies, or practices (whether those materials are in paper or computer-stored form).  Employee represents and warrants that regarding any disc, including all copies, containing information from any third party, Employee will return to Employer said disc and copies prior to Employee’s receipt of the first payment described in Section 3, and that Employee shall not retain any copy or copies of any disc containing information of any third party obtained during Employee’s employment with Employer.  Employer agrees that it promptly will return to Employee all of Employee’s personal property in Employer’s possession or control, including without limitation, Employee’s artwork, telephone, books and binders, and rolodex/Microsoft Outlook information (whether those materials are in paper or computer-stored form) containing information that Employee had in his possession prior to his employment with Employer.  Employer further agrees to promptly forward to Employee all personal calls, emails and personal mail.

10. Confidential Information.  Employee acknowledges that during the term of Employee’s employment with Employer, Employee was obligated to retain the confidentiality of certain confidential and proprietary information disclosed to Employee and the security of Employer’s property entrusted to Employee.  Nothing contained in this Agreement is intended to relieve Employee of these obligations, as set forth in Section VII of the Employment Agreement which is incorporated herein by reference.  Therefore, at all times during and subsequent to Employee’s employment by Employer, Employee will regard and preserve all confidential information and will not disclose such information to others and will refrain from harming any Employer property.

11.  Non-disparagement.  Employee and Employer agree that neither party will defame, disparage or denigrate, the other party or any of such party’s Released Parties and/or related persons or any of its/their business products or services.   In the event that inquiries are made of Employer seeking confirmation of Employee’s employment by, or an evaluation of Employee’s performance while in the employ of, or concerning the circumstances surrounding Employee’s separation from full-time employment with Employer, Employer shall provide only Employee’s positions and dates of employment, provided, that if asked for the reason for such a limited response, Employer shall be permitted to state that it has a policy not to comment further.  The parties agree that all inquiries regarding Employee’s employment are to be directed to Phillip Donenberg.

                12.  Non-Admission.  This Agreement does not constitute an admission by any of the Released Parties, and Employer specifically denies, that any action that any of the Released Parties has taken or has failed to take with respect to Employee was or is wrongful, unlawful, in violation of any local, state or federal act, statute or constitution or susceptible of inflicting any damages or injury upon Employee.

13.  Applicable Law.  This Agreement shall be governed by, construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Illinois without giving effect to that State’s principles regarding conflict of laws.  The parties agree that venue will lie solely with the federal or state courts located in Cook County, Illinois and submit to the jurisdiction of federal or state courts located in Cook County, Illinois.

14.  Severability.  In the event that any provision of this Agreement is found by any court or tribunal of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall remain valid and enforceable.

15.  Entry to Employer’s Property.  Employee agrees that Employee will not enter the premises of Employer without Employer’s prior written consent which consent only may be given by Phillip Donenberg, BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Suite 280, Lincolnshire, Illniois 60069.

16.  Entire Agreement.  This Agreement contains the entire agreement and understanding between Employee and Employer concerning the matters described herein and supercedes all prior agreements, discussions, negotiations, understandings and proposals of the parties.  The terms of this Agreement cannot be changed except in a subsequent document signed by Employee and Chief Executive Officer of Employer.  This Agreement binds and is for the benefit of Employee and Employer as well as his/her/its respective heirs, personal representatives, successors and assigns.

17.  Revocation Period.  Employee has the right to revoke this Agreement during a period of seven days after Employee signs it.  To revoke this Agreement, Employee must sign and send a written notice of Employee’s decision to revoke the Agreement, addressed to Phillip Donenberg, BioSante Pharmaceuticals, Inc., 111 Barclay Boulevard, Suite 280, Lincolnshire,

Illinois 60069, and that written notice must be received at that address no later than seven days after the Employee signed this Agreement.  If Employee exercises Employee’s right to revoke this Agreement, Employee will not be entitled to any of the money, benefits and other consideration from Employer described in paragraph 3, and must immediately repay to Employer any consideration that Employee already has received from Employer under that paragraph.

18.  Knowing and Voluntary Waiver.  Employee acknowledges that Employee: (a) has completely read this Agreement and fully understands its meaning; (b) has had the opportunity of twenty-one (21) days to review this agreement before signing it; (c) has had the full opportunity to investigate all matters pertaining to Employee’s claims and fully understands its terms and contents, including the rights and obligations hereunder; (d) has been informed of the right to consult an attorney before signing this document; (e) is entering into this Agreement knowingly and voluntarily; and (f) the only consideration Employee is receiving for signing this Agreement is described herein, and no other promises or representations of any kind have been made by any person or entity to cause Employee to sign this Agreement.

READ CAREFULLY.

THIS DOCUMENT CONTAINS A GENERAL RELEASE OF ALL

KNOWN AND UNKNOWN CLAIMS

BIOSANTE PHARMACEUTICALS, INC.

/s/ John E. Lee	By:	/s/ Stephen M. Simes
John E. Lee	Its:	Chief Executive Officer

Date Signed by Employee	Date Signed by BioSante Pharmaceuticals, Inc.